As Filed With the Securities and Exchange Commission on December 23, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BIOFRONTERA AG

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Hemmelrather Weg 201 D-51377 Leverkusen Germany	N/A
(Address of principal executive offices)	(Zip Code)

Biofrontera Aktiengesellschaft Option Terms of the Share Option Programme 2015

(Full title of the plan)

Biofrontera Inc.

120 Presidential Way, Suite 330

Woburn, MA 01801

(Name and address of agent for service)

(781) 245-1325

(Telephone number, including area code,

of agent for service)

Copies to:

Seth T. Goldsamt

Stephen E. Older

McGuireWoods LLP

1251 Avenue of the Americas

20th Floor

New York, NY 10020

Telephone: 212 548 2100

Facsimile: 212 548 2150

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]

Non-accelerated filer	[ ]	Smaller reporting company	[ ]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Ordinary shares, €1.00 nominal value per share(1)	1,814,984 shares	$7.03	$12,759,338	$1,392

(1)	The ordinary shares may be represented by American Depositary Shares, or ADSs, each of which currently represents two ordinary shares, nominal value €1.00 per share. A separate registration statement on Form F-6 (File No. 333-222713) has been filed for the registration of ADSs issuable upon deposit of the ordinary shares.
(2)	Consists of 1,814,084 ordinary shares issuable under the Registrant’s Biofrontera Aktiengesellschaft Option Terms of the Share Option Programme 2015 (the “2015 Plan”).
(3)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional ordinary shares as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices for the ADSs as reported on the Nasdaq Capital Market on December 21, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1). These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with or furnished to the Commission by Biofrontera AG (the “Registrant”) are incorporated by reference herein and shall be deemed to be part hereof:

(a)	Registrant’s Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 21, 2020;

(b)	The descriptions of the Registrant’s securities in Exhibit 2.5 to the Registrant’s Annual Report on form 20-F for the year ended December 31, 2019, filed with the Commission April 21, 2020;

(c)	The description of the Registrant’s ordinary shares and American Depositary Shares contained in its registration statement on Form 8-A (File No. 001-38396), filed by it with the Commission under Section 12(b) of the Securities Exchange Act of 1934, on February 12, 2018, including any amendments or reports filed for the purpose of updating such description;

(d)	The Registrant’s Current Reports filed on Form 6-K filed with the Commission on May 20, 2020 (on the first report filed on such date), May 29, 2020, July 1, 2020, July 14, 2020, July 29, 2020, August 21, 2020, August 27, 2020 and October 9, 2020.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating by reference any information in these documents or filings that is deemed “furnished” to and not filed with the Commission, and is incorporating by reference only those Forms 6-K which specifically state that they are incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such earlier statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under German law, we may not, as a general matter, indemnify members of our supervisory board and management board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of our company. We will indemnify our supervisory board and management board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services.

We have provided directors’ and officers’ liability insurance for the members of our supervisory and management boards against civil liabilities, which they may incur in connection with their activities on behalf of our company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit	Manner of Filing
4.1	Articles of Association of Biofrontera AG	Incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-3 (File No. 333-236021) filed with the SEC on January 22, 2020.
4.2	Rules of Procedure of the Supervisory Board of Biofrontera AG	Incorporated by reference to Exhibit 3.2 of Registration Statement on Form F-1 (File No. 333-222546) filed with the SEC on January 12, 2018.
4.3	Rules of Procedure of the Management Board of Biofrontera AG	Incorporated by reference to Exhibit 3.3 of Registration Statement on Form F-1 (File No. 333-222546) filed with the SEC on January 12, 2018.
4.4	Form of specimen of ordinary registered share certificate and English translation thereof	Incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-1 (File No. 333-222546) filed with the SEC on February 5, 2018.
4.5	Form of Deposit Agreement	Incorporated by reference to Exhibit 4.2 to Registration Statement on Form F-1 (File No. 333-222546) filed with the SEC on February 5, 2018.
4.6	Form of American Depositary Receipt	Included in Exhibit 4.5
4.7	Description of Securities	Incorporated by reference to Exhibit 2.5 of Annual Report on Form 20-F (File No. 001-38396) filed with the SEC on April 21, 2020.
5.1	Opinion of LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Köln, Germany	Filed herewith.
23.1	Consent Warth & Klein Grant Thornton AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm	Filed herewith.
23.2	Consent of LLR Legerlotz Laschet und Partner Rechtsanwälte Partnerschaft mbB, Köln, Germany	Included in Exhibit 5.1.
24.1	Powers of Attorney	Included on the signature page to this registration statement.
99.1	Biofrontera Aktiengesellschaft Option Terms of the Share Option Programme 2015	Incorporated by reference to Exhibit 10.10 of Registration Statement on Form F-1 (File No. 333-222546) filed with the SEC on January 12, 2018.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leverkusen, Germany, on December 23, 2020.

BIOFRONTERA AG

By:	/s/ Hermann Lübbert
Name:	Prof. Dr. Hermann Lübbert, Ph.D
Title:	Chief Executive Officer

By:	/s/ Thomas Schaffer
Name:	Thomas Schaffer
Title:	Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned members of the supervisory board and the management board of the Registrant, hereby severally constitute and appoint Thomas Schaffer, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Hermann Lübbert	Chief Executive Officer and Chairman	December 23, 2020
Prof. Dr. Hermann Lübbert, Ph.D	of management board

/s/ Thomas Schaffer	Chief Financial Officer and member of	December 23, 2020
Thomas Schaffer	management board

/s/ Ulrich Granzer	Chairman of supervisory board	December 23, 2020
Ulrich Granzer

/s/ Jürgen Baumann	Vice chairman of supervisory board	December 23, 2020
Jürgen Baumann

/s/ John Borer	Member of supervisory board	December 23, 2020
John Borer

/s/ Kevin Weber	Member of supervisory board	December 23, 2020
Kevin Weber

/s/ Reinhard Eyring	Member of supervisory board	December 23, 2020
Reinhard Eyring

/s/ Franca Ruhwedel	Member of supervisory board	December 23, 2020
Prof. Dr. Franca Ruhwedel, Ph.D